Exhibit 10.99

SALE OF SHARES AGREEMENT

between

FIRSTRAND BANK LIMITED (ACTING THROUGH ITS RAND MERCHANT BANK DIVISION)

and

NET1 APPLIED TECHNOLOGIES SOUTH AFRICA PROPRIETARY LIMITED

and

DNI-4PL CONTRACTS PROPRIETARY LIMITED

Sale of Shares Agr Execution Version

3 May 2019

ANNEXURES

Annexure A	Audited Accounts

Annexure B	Signature Date Accounts

Annexure C	Warranties by the Seller

Annexure D	Disclosure Schedule

1	PARTIES

1.1	The Parties to this Agreement are –

1.1.1	FirstRand Bank Limited (acting through its Rand Merchant Bank division);

1.1.2	Net1 Applied Technologies South Africa Proprietary Limited; and

1.1.3	DNI-4PL Contracts Proprietary Limited.

1.2	The Parties agree as set out below.

2	INTERPRETATION

2.1	In this Agreement, unless the context indicates a contrary intention, the following words and expressions bear the meanings assigned to them and cognate expressions bear corresponding meanings –

2.1.1	"AFSA" means the Arbitration Foundation of Southern Africa;

2.1.2

"Adverse Consequences" means all adverse consequences of whatever description including, but not limited to, all actions, applications, suits, proceedings, damages, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, tax, liens, losses, compensation (including compensation paid or payable to any employee), expenses and fees, including reasonable fees and expenses of attorneys, counsel, accountants, consultants and experts;

2.1.3	"Agreement" means the agreement contained in this document;

2.1.4	"Anti-Corruption Laws" means any anti-corruption or bribery laws or regulations of any applicable jurisdiction, as amended from time to time, including –

2.1.4.1	the Prevention and Combating of Corrupt Activities Act, No 12 of 2004;

2.1.4.2	the UK Bribery Act 2010;

2.1.4.3	the U.S. Foreign Corrupt Practices Act 1977;

2.1.4.4	any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997; and

2.1.4.5	any other law of similar purpose and scope in any jurisdiction;

2.1.5

"Audited Accounts" means the consolidated audited annual financial statements of the Group as at and in respect of the financial year ended 30 June 2018, a copy of which is annexed hereto marked Annexure A;

2.1.6

"Aware" means, in relation to the Seller, the actual knowledge of those directors of the Company nominated by the Seller, provided that the expression will be deemed to include an additional statement that such directors have made due enquiry of the executive directors of the Company;

2.1.7

"Business" means the business carried on by the Group as at the Signature Date, including the business of operating as a distributor of mobile cellular products in the formal and informal markets of South Africa;

2.1.8	"Capacity and Authority Warranties" means those warranties given by the Seller as set out in clause 11;

2.1.9

"Claim" means any claim by the Purchaser against the Seller of any nature whatsoever and howsoever arising out of or in connection with a breach of any Warranties and/or any indemnities given under this Agreement;

2.1.10	"Closing Date" means the date upon which the last of the Conditions Precedent is fulfilled or waived, as the case may be;

2.1.11

"Common Terms Agreement" means the written agreement headed "Common Terms Agreement" dated 21 July 2017 entered into between, amongst others, the Seller (as borrower), the Purchaser and Nedbank Limited (acting through its Corporate and Investment Banking division) (collectively, the "Original Senior Lenders") and the Purchaser (as the facility agent), in terms of which the Senior Facilities were made available to the Seller, as amended by -

2.1.11.1	a written agreement titled "First Amendment and Restatement Agreement" dated 9 March 2018; and

2.1.11.2	a written agreement titled "Second Amendment and Restatement Agreement" dated 26 September 2018;

2.1.12	"Companies Act" means the Companies Act, No 71 of 2008;

2.1.13	"Company" means DNI-4PL Contracts Proprietary Limited, registration number 2005/040937/07, a limited liability private company duly incorporated in accordance with the laws of South Africa;

2.1.14	"Conditions Precedent" means the conditions set out in clause 4.1;

2.1.15	"Disclosure Schedule" means the disclosure schedule attached hereto as Annexure D;

2.1.16	"Designated Period" means the period commencing on 1 August 2017 and terminating on the Closing Date;

2.1.17

"Distribution" means, in relation to the Company, any payment (whether in cash or in specie and whether by way of set-off, counterclaim or otherwise) by way of interest or principal (whether in respect of an inter-company loan or otherwise), dividend, redemption, fee, royalty or other distribution or payment (including by way of the repurchase of any shares) by or on behalf of the Company to or for the account of any direct or indirect shareholder of the Company (in its capacity as such), and the term Distribution shall include a distribution, as such term is defined in the Companies Act, but specifically excluding any and all repayments made (whether in respect of capital or interest) in terms of the Loan Agreement;

2.1.18

"EBITDA" means, in respect of the Group, the consolidated net profits of the Group, together with the net profits attributable to the Group's profit share in Evercomm, determined in accordance with IFRS –

2.1.18.1	before income tax as per the income statement;

2.1.18.2	before interest received or receivable and interest paid or payable;

2.1.18.3	adding book depreciation and amortisation; and

2.1.18.4	before deducting any extraordinary or abnormal costs or including any extraordinary or abnormal income;

2.1.19

"Encumbrance" means any pledge, charge, hypothecation, lien, subordination, mortgage, option over, right of retention or any other encumbrance whatsoever, or any form of hedging or similar derivative instrument of any nature whatsoever;

2.1.20

"Environment" means the surroundings within which humans exist and that are made up of the land, water and atmosphere of the earth, all forms of life, ecological systems; and the physical, chemical, aesthetic and cultural properties and conditions of the foregoing that influence human health and well-being;

2.1.21

"Environmental Law" means laws that are concerned with the protection or rehabilitation of the Environment, the use of natural resources (including land), and the maintenance of an Environment conducive to human health and well- being, and any licence, permit, approval, consent, authorisation, order, licence application, and licence amendment application of or to a Governmental Body issued under any such laws;

2.1.22	"Evercomm" means Evercomm Proprietary Limited, registration number 2011/123401/07, a limited liability private company duly incorporated in accordance with the laws of South Africa;

2.1.23

"Fairly Disclosed" means disclosed in such a manner and in such detail as would enable a prospective purchaser, acting reasonably and in good faith, to make an informed assessment of the matter concerned and to establish what the consequences thereof would be;

2.1.24

"Governmental Body" means any country, any national body, any state, province, municipality, or subdivision of any of the foregoing, any Governmental department, or any agency, court, entity, commission, board, ministry, bureau, department, locality or authority of any of the foregoing, or other political subdivision of any government, entity or organisation described in the foregoing provisions, or any quasi-Governmental or private body exercising any regulatory, taxing, importing, exporting, or other Governmental or quasi-Governmental function, or any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organisation, or other person described in the foregoing provisions of this definition, or any political party;

2.1.25	"Group" means the Company and its subsidiaries from time to time, and "Group Company" shall mean any of them;

2.1.26	"IFRS" means International Financial Reporting Standards as issued by the Board of the International Accounting Standards Committee from time to time;

2.1.27

"Intellectual Property Rights" means in relation to a person, all intellectual property right of any nature whatsoever, including (i) any registered or unregistered trademarks, logos, trade names and corporate names (including all domain names, internet and intranet names, addresses, icons and other designations), and all applications, registrations, and renewals in connection therewith; (ii) any inventions (whether patentable or unpatentable) and all improvements thereto; (iii) any patents, patent applications and patent disclosures, together with all revisions, extensions and re-examinations thereof; (iv) any design or copyright and all applications, registrations and renewals in connection therewith; (v) any computer software (including data and related documentation); and (vi) any rights in any trade secrets, know-how or confidential information; used by that person in the conduct of its business;

2.1.28	"JAA" means JAA Holdings Proprietary Limited, registration number 2018/223075/07, a limited liability private company duly incorporated in accordance with the laws of South Africa;

2.1.29

"Loan Agreement" means the agreement headed "Loan Agreement" to be entered into between the shareholders of the Company and the Company which, among other things, records the advancing of a loan in the amount of R60,000,000 by the Seller to the Company and the terms of such loan;

2.1.30	"MOI" means the memorandum of incorporation of the Company, as amended from time to time;

2.1.31	"Net Debt" means, in respect of the Group, the consolidated net debt of the Group, being the aggregate of –

2.1.31.1	all drawn debt under the Revolving Credit Facility; and

2.1.31.2

provision for the purchase price payable by any Group Company to the Purchaser pursuant to the exercise of the Option Agreement and the resultant purchase of the Sale Shares by any Group Company in terms of the Option Agreement; and

2.1.31.3	all indebtedness of any Group Company to any third party funder,

but excluding -

2.1.31.4	an amount of R60,000,000 plus all accrued interest thereon which is owed by the Company to the Seller;

2.1.31.5	an amount of R50,000,000 plus all accrued interest thereon which is owed by the Company to Graeme Bryson; and

2.1.31.6	for purposes of clarity, any financial indebtedness of Evercomm, less any unrestricted and accessible cash and cash equivalents held within the Group;

2.1.32

"Option Agreement" means the written agreement titled "Put and Call Option Agreement" entered into or to be entered into between DNI Retail Proprietary Limited ("DNI Retail"), The Starterpack Company Proprietary Limited ("TSPC"), the Company, the Shareholders and the Purchaser contemporaneously with this Agreement, in terms of which -

2.1.32.1	DNI-Retail will grant to the Purchaser an option to require DNI-Retail to purchase all of the Sale Shares; and

2.1.32.2	the Purchaser confers on JAA and PK Gain an option to acquire all of the Sale Shares in the proportions determined by them,

from the Purchaser on the further terms and conditions as set out therein;

2.1.33

"Ordinary Course of Business" means the usual and ordinary course of the Business as carried out in accordance with policies and practices applied in the 12 months immediately preceding the Signature Date;

2.1.34	"Parties" means the parties to this Agreement;

2.1.35	"PK Gain" means PK Gain Investment Holdings Proprietary Limited, registration number 2006/005036/07, a limited liability private company duly incorporated in accordance with the laws of South Africa;

2.1.36	"Purchase Consideration" means the amount payable by the Purchaser to the Seller for the Sale Shares in terms of this Agreement, as set out in clause 7;

2.1.37

"Purchaser" means FirstRand Bank Limited, acting through its Rand Merchant Bank division, registration number 1929/001225/06, a limited liability public company duly incorporated in accordance with the laws of South Africa;

2.1.38	"Purchaser's Representatives" means Chris Welthagen, Ziyaad Manie and Kayleigh Spurway;

2.1.39

"Revolving Credit Facility" means the written agreement titled "Revolving Credit Facility" dated 28 June 2018, entered into between the Company (as borrower), the Purchaser (as lender) and K2018318388 (South Africa) (RF) Proprietary Limited (as debt guarantor), in terms of which the funding facilities were made available to the Company, as amended or reinstated from time to time;

2.1.40	"Sale" means the sale by the Seller to the Purchaser of the Sale Shares in terms of this Agreement;

2.1.41

"Sale Shares" means 7,605,235 ordinary "A" shares issued by the Company, conferring a 7.605,235% voting and participation interest in the Company on the holder thereof as at the Signature Date and the Closing Date;

2.1.42

"Seller" means Net1 Applied Technologies South Africa Proprietary Limited, registration number 2002/031446/07, a limited liability private company duly incorporated in accordance with the laws of South Africa;

2.1.43	"Sanctions Laws" means any anti-corruption or bribery laws or regulations of any applicable jurisdiction, as amended from time to time, including –

2.1.43.1

any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act, all as amended, or regulations of the US Treasury Department Office of Foreign Assets Controls ("OFAC"), or any export control law or regulation applicable to US-origin goods, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the US Government at the prevailing point in time;

2.1.43.2	any U.S. sanctions related to or administered by the Department of State; and

2.1.43.3

any sanctions measures or embargos imposed by the United Nations Security Council, Her Majesty's Treasury, the European Union or other relevant sanctions authority (including the government of the Republic of France, the government of Switzerland and the Commonwealth of Australia) (each a "Sanctions Authority");

2.1.44

"Sanctions Target" means (i) any country or territory that is the subject of country-wide or territory-wide Sanctions, including, but not limited to, as the date of this Agreement, Iran, Cuba, Syria, Sudan and North Korea; (ii) a person or entity that is on the list of Specially Designated Nationals and Blocked Persons published by OFAC or any equivalent list of sanctioned persons issued by the U.S. Department of State; or (iii) a person or entity that is located in or organised under the laws of a country or territory that is identified as the subject of country-wide or territory-wide Sanctions Law;

2.1.45

"Senior Facilities" means the amortising term loan facilities provided by the Original Senior Lenders to the Seller (as borrower) in terms of the Common Terms Agreement and the Senior Facility Agreements (as defined in the Common Terms Agreement), and in respect of which an aggregate amount of R230,000,000 remains owing to the Purchaser (in its capacity as one of the Original Senior Lenders) as at the Signature Date and the Closing Date, as set out below –

2.1.45.1	in respect of Senior Facility A, an amount of R75,000,000;

2.1.45.2	in respect of Senior Facility B, an amount of R50,000,000; and

2.1.45.3	in respect of Senior Facility D, an amount of R105,000,000;

2.1.46	"Shareholders" means the shareholders of the Company (other than the Purchaser);

2.1.47

"Shareholders Agreement" means the written shareholders agreement entered into between the Seller, JAA, PK Gain and the Company dated 29 October 2018, governing the relationships between the Shareholders inter se, and between the Shareholders and the Company;

2.1.48	"Signature Date" means the date of signature of this Agreement by the Party last signing;

2.1.49

"Signature Date Accounts" means the unaudited, consolidated and internally prepared management accounts of the Group for the period between 1 July 2018 and 28 February 2019, attached hereto as Annexure B;

2.1.50	"South Africa" means the Republic of South Africa, as constituted from time to time;

2.1.51

"Tax" means all income tax, capital gains tax, secondary tax on companies (or any similar tax replacing or substituting it), dividend tax, value-added tax, stamp duty, securities transfer tax, uncertificated securities tax, PAYE, levies, assessments, imposts, deductions, charges and withholdings whatsoever in terms of any tax legislation, and includes all penalties and interest payable as a consequence of any failure or delay in paying any taxes;

2.1.52	"Tax Warranties" means those warranties pertaining to tax as set out in clause 8 of Annexure C;

2.1.53	"Title Warranties" means those warranties pertaining to the Sale Shares as set out in clause 2 of Annexure C;

2.1.54	"Warranted Accounts" means the Audited Accounts and the Signature Date Accounts; and

2.1.55	"Warranties" means the warranties given by the Seller to the Purchaser in respect of the Group in Annexure C and otherwise expressly given in terms of this Agreement.

2.2	In this Agreement –

2.2.1	clause headings and the heading of the Agreement are for convenience only and are not to be used in its interpretation;

2.2.2	an expression which denotes –

2.2.2.1	any gender includes the other genders;

2.2.2.2	a natural person includes a juristic person and vice versa;

2.2.2.3	the singular includes the plural and vice versa; and

2.2.2.4	a Party includes a reference to that Party's successors in title and assigns allowed at law;

2.2.3	a reference to a consecutive series of two or more clauses is deemed to be inclusive of both the first and last mentioned clauses.

2.3	Any reference in this Agreement to –

2.3.1	"business hours" shall be construed as being the hours between 08h30 and 17h00 on any business day. Any reference to time shall be based upon South African Standard Time;

2.3.2

"days" shall be construed as calendar days unless qualified by the word "business", in which instance a "business day" will be any day other than a Saturday, Sunday or public holiday as gazetted by the government of South Africa from time to time;

2.3.3	"related" person shall have the meaning ascribed thereto in section 2 of the Companies Act or an "inter-related" persons as such terms is defined in the Companies Act;

2.3.4	"subsidiary" or "holding company" shall have the meaning ascribed thereto in section 2 of the Companies Act; and

2.3.5

"laws" means all constitutions; statutes; regulations; by-laws; codes; ordinances; decrees; rules; judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings, or awards; policies; voluntary restraints; guidelines; directives; compliance notices; abatement notices; agreements with, requirements of, or instructions by any Governmental Body in each case to the extent the aforegoing has the force of law; and the common law, and "law" shall have a similar meaning;

2.3.6

"person" means any natural person, company, close corporation, trust, partnership, joint venture, association, unincorporated association, Governmental Body, or other entity whether or not having separate legal personality.

2.4

The words "include" and "including" mean "include without limitation" and "including without limitation". The use of the words "include" and "including" followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it.

2.5

Any substantive provision, conferring rights or imposing obligations on a Party and appearing in any of the definitions in this clause 2 or elsewhere in this Agreement, shall be given effect to as if it were a substantive provision in the body of the Agreement.

2.6

Words and expressions defined in any clause shall, unless the application of any such word or expression is specifically limited to that clause, bear the meaning assigned to such word or expression throughout this Agreement.

2.7

Unless otherwise provided, defined terms appearing in this Agreement in title case shall be given their meaning as defined, while the same terms appearing in lower case shall be interpreted in accordance with their plain English meaning.

2.8

Unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a business day, the next succeeding business day.

2.9

If the due date for the performance of any obligation in terms of this Agreement is a day which is not a business day then (unless otherwise stipulated) the due date for performance of the relevant obligation shall be the immediately preceding business day.

2.10	The rule of construction that this Agreement shall be interpreted against the Party responsible for the drafting of this Agreement, shall not apply.

2.11	No provision of this Agreement shall (unless otherwise stipulated) constitute a stipulation for the benefit of any person (stipulatio alteri) who is not a Party to this Agreement.

2.12

Any reference in this Agreement to "this Agreement" or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document, as amended, varied, novated or supplemented from time to time.

2.13	In this Agreement the words "clause" or "clauses" refer to clauses of this Agreement.

3	INTRODUCTION

3.1	The Sale Shares are beneficially owned by and registered in the name of the Seller.

3.2	The Purchaser wishes to purchase the Sale Shares from the Seller and the Seller has agreed to sell the Sale Shares to the Purchaser, on the terms and subject to the conditions herein contained.

3.3	The Parties wish to record in writing their agreement in respect of the above and matters ancillary thereto.

4	CONDITIONS PRECEDENT

4.1	Save for clauses 1 to 4 and clauses 16 to 27, all of which will become effective immediately, this Agreement is subject to the fulfilment of the Conditions Precedent that by no later than 3 May 2019 –

4.1.1	a principal amount of R17,183,424.66 inclusive of all accrued interest, as at the Closing Date, has been received by the Purchaser from the Seller in settlement of a portion of the Senior Facilities;

4.1.2	the board of directors of the Seller has approved and/or ratified the entering into and implementation of this Agreement;

4.1.3	the board of directors of the Company has approved the transfer of the Sale Shares pursuant to this Agreement;

4.1.4	all the Shareholders have waived in writing any pre-emptive rights which they may have in respect of the Sale Shares, whether under the MOI, the Shareholders Agreement or otherwise;

4.1.5

the Option Agreement has been entered into by the parties thereto and has become unconditional in accordance with its terms, save for (i) any condition requiring that this Agreement becomes unconditional; and (ii) any condition precedent required for the lawful implementation of any resultant sale arising from the exercise of the put option or call option provided for therein;

4.1.6	the Purchaser has entered into a deed of adherence binding itself to the provisions of the Shareholders Agreement;

4.1.7

to the extent required, the Common Terms Agreement and relevant Senior Facility Agreement has been amended in order to allow for the payment arrangements contemplated in 8.1, and such amendment agreement is of full force and effect; and

4.1.8	any and all consents and approvals required under the Common Terms Agreement and Senior Facilities for the unencumbered transfer of the Sale Shares in terms of this Agreement, have been obtained.

4.2	Each of the Parties will, to the extent within its control, use reasonable endeavours to procure the fulfilment of the Conditions Precedent.

4.3

The Conditions Precedent may only be waived by agreement in writing between the Seller and the Purchaser, save for the Condition Precedent in clause 4.1.5 which may be waived by notice in writing from the Purchaser to the remaining Parties.

4.4

Unless all of the Conditions Precedent have been fulfilled or waived by not later than the relevant dates for fulfilment thereof set out in clause 4.1 (or such later date or dates as may be agreed in writing between the Seller and the Purchaser) the provisions of this Agreement, save for clauses 1 to 4 and clauses 16 to 27, which will remain of full force and effect, will never become of any force or effect and the status quo ante will be restored as near as may be possible and none of the Parties will have any claim against the others in terms hereof or arising from the failure of the Conditions Precedent, save for any claim arising from the failure of a Party to comply with its obligations in terms of clause 4.2.

5	SALE

The Seller hereby sells to the Purchaser the Sale Shares with effect from the Closing Date.

6	OWNERSHIP, RISK AND BENEFIT

6.1	All risk in and all benefit attaching to the Sale Shares will pass to the Purchaser on the Closing Date.

6.2

Possession and effective control of the Sale Shares acquired by the Purchaser will be given to the Purchaser on the Closing Date. The Seller will accordingly retain all rights attaching to the Sale Shares, including the right to exercise all voting rights attaching to the Sale Shares, until the Closing Date.

7	PURCHASE CONSIDERATION

The Purchase Consideration payable by the Purchaser to the Seller is an aggregate amount of R215,000,000.

8	SETTLEMENT

8.1

Payment of the Purchase Consideration shall be discharged by way of set off and accordingly, the obligation of the Purchaser to pay the Seller the Purchase Consideration in terms of this Agreement shall be set off against the obligation of the Seller to pay the Purchaser (in its capacity as Original Senior Lender) a corresponding amount in terms of the Senior Facilities as contemplated in clauses 2.1.45.1, 2.1.45.2 and 2.1.45.3.

8.2

Settlement of the Purchase Consideration in terms of clause 8.1 shall constitute full discharge of all amounts (whether in respect of interest, principal or otherwise and whether contingent or otherwise) owing by the Seller to the Purchaser under the Senior Facilities.

9	CLOSING

9.1

It is recorded that the share certificate(s) representing the Seller's entire shareholding in the Company, including the Sale Shares, is in the possession or under the control of the Purchaser as a result of the such shares being Encumbered under the Common Terms Agreement and relevant Senior Facilities Agreement, and that the Sale Shares shall be released from any and all such encumbrances pursuant to clause 4.1.8, with effect from the Closing Date.

9.2	On the Closing Date –

9.2.1

the Seller will deliver to the Purchaser a currently dated share transfer form in respect of the Sale Shares duly completed by the Seller as the registered holder thereof, in favour of the Purchaser (as the transferee);

9.2.2	the Purchaser will deliver a share certificate reflecting at least the Sale Shares ("Original Share Certificate") to the Company; and

9.2.3	the Company will -

9.2.3.1	cancel the Original Share Certificate and issue share certificates in the name of the –

9.2.3.1.1	Purchaser representing the Sale Shares; and

9.2.3.1.2	Seller representing the balance of the shares reflected on the Original Share Certificate,

and forthwith deliver the new share certificates to the Purchaser. While the Original Share Certificate is held by the Company and until delivery by the Company of the new share certificates to the Purchaser, the Company shall hold the Original Share Certificate and the new share certificates as agent for and on behalf of the Purchaser; and

9.2.3.2	deliver to the Purchaser a copy of the securities register of the Company reflecting the Purchaser as the holder of the Sale Shares.

10	DISTRIBUTIONS

10.1

It is recorded that the Company will declare the monthly dividend for the month of April 2019 in the ordinary course in an amount not exceeding R18,000,000, and that the Seller will continue to be entitled to receive payment of such dividend notwithstanding that such payment may take place after the Closing Date.

10.2	Any Distribution declared in respect of the Sale Shares after the Closing Date will accrue for the benefit of and be paid to the Purchaser.

10.3

The Company shall not, and the Seller, to the extent within its control (which shall include voting accordingly in respect of any applicable resolution), shall procure that the Company shall not, for so long as the Purchaser remains a shareholder of the Company, make any special Distribution (being a Distribution other than the monthly dividend declared and paid by the Company in accordance with past practice) without the prior written consent of the Purchaser.

11	GENERAL WARRANTIES

11.1	Each of the Parties hereby warrants to and in favour of the other that –

11.1.1	it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into this Agreement;

11.1.2	this Agreement constitutes an agreement valid and binding on it and enforceable against it in accordance with its terms;

11.1.3	the execution of this Agreement and the performance of its obligations hereunder does not and shall not –

11.1.3.1	contravene any law or regulation to which that Party is subject;

11.1.3.2	contravene any provision of that Party's constitutional documents; or

11.1.3.3	conflict with or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it; and

11.1.4	to the best of its knowledge and belief, it is not aware of the existence of any fact or circumstance that may impair its ability to comply with all of its obligations in terms of this Agreement;

11.1.5	it is entering into this Agreement as principal (and not as agent or in any other capacity);

11.1.6	the natural person who signs and executes this Agreement on its behalf is validly and duly authorised to do so;

11.1.7	no other party is acting as a fiduciary for it.

11.2	Each of the representations and warranties given by the Parties in terms of clause 11.1 shall –

11.2.1	be a separate warranty and will in no way be limited or restricted by inference from the terms of any other warranty or by any other words in this Agreement;

11.2.2	continue and remain in force notwithstanding the completion of any or all the transactions contemplated in this Agreement; and

11.2.3	prima facie be deemed to be material and to be a material representation inducing the other Party/ies to enter into this Agreement.

12	WARRANTIES BY THE SELLER

The Seller hereby gives to and in favour of the Purchaser the Warranties more fully set out in this Agreement and in Annexure C, on the basis that each Warranty –

12.1	is, insofar as it is promissory or relates to a future event, deemed to have been given as at the date of fulfilment of the promise or future happening of the event, as the case may be;

12.2	save where any Warranty is expressly limited to a particular date, is given as at the Signature Date and the Closing Date and the period between those dates;

12.3	is deemed to be material and to be a material representation inducing the Purchaser to enter into this Agreement;

12.4	is a separate Warranty and will in no way be limited or restricted by reference to or inference from the terms of any other Warranty; and

12.5	shall remain in force notwithstanding the completion of the Sale.

13	INDEMNITIES BY THE SELLER

13.1

Without prejudice to any rights of the Purchaser arising from any other provision of this Agreement and to the extent that such liability is not fully provided for or reflected as a liability in the Warranted Accounts, the Seller hereby agrees to indemnify and hold the Purchaser harmless from and against the entirety of any Adverse Consequences which the Purchaser may suffer (whether directly or indirectly) resulting from, arising out of, or relating to –

13.1.1	a failure of any of the Warranties or any undertakings contained in this Agreement to be true and correct; and/or

13.1.2	any liability for Tax not fully provided for in the Warranted Accounts in respect of the Designated Period.

13.2

The indemnification provisions in this clause 13 are in addition to, and do not in any way derogate from, any statutory or common law remedy the Purchaser may have for breach of this Agreement including breach of any representation or Warranty.

13.3	The indemnities provided for in clause 13.1 shall be limited as provided for in clause 14, mutatis mutandis.

13.4	Upon a third party threatening or bringing a Claim in respect of which the Seller has given an indemnity pursuant to this clause 13 –

13.4.1

the Purchaser will notify the Seller as soon as reasonably possible upon becoming aware of the Claim provided, however, that no delay on the part of the Purchaser in so notifying the Seller shall relieve the Seller from any obligation hereunder unless (and then solely to the extent that) the Seller is thereby prejudiced; and

13.4.2	the Seller will elect whether or not to defend the Claim, in accordance with clause 13.5.

13.5

The Seller may elect, by giving written notice, within 15 business days following receipt of the notice provided for in clause 13.4.2 or, if earlier, 5 business days prior to the first date when a response to the Claim is due, to assume control of the defence and settlement of the Claim, in which case –

13.5.1	the Seller will, at its own expense, defend the Claim and have control of the conduct of the defence and settlement of the Claim, provided however that the Purchaser will have the right to –

13.5.1.1	participate in any defence and settlement, such participation to be at its own cost where it is not pursuant to a request for participation from the Seller; and

13.5.1.2	join the Seller as a defendant in legal proceedings arising out of the Claim;

13.5.2	the Purchaser will –

13.5.2.1

not make admissions (except under compulsion of law), agree to any settlement or otherwise compromise the defence or settlement of the Claim without prior written approval of the Seller, which will not be unreasonably withheld;

13.5.2.2	give, at the Seller's request and cost, all reasonable assistance in connection with the defence and settlement of the Claim.

14	LIMITATION OF LIABILITY

14.1	The Warranties are limited and qualified by (and as a result no liability shall attach to the Seller to the extent that) anything that is –

14.1.1	Fairly Disclosed in the Disclosure Schedule or in any written material or document provided to any of the Purchaser's Representatives prior to the Signature Date; or

14.1.2

as at the Signature Date, within the actual knowledge of the Purchaser. For this purpose, the Purchaser shall only be deemed to be aware of or have knowledge of anything of which the Purchaser's Representatives are actually aware and no other fact, matter or circumstance of which the Purchaser may otherwise be deemed to have actual knowledge, or of which the Purchaser may have or be deemed to have constructive or imputed knowledge shall prejudice any claim made by the Purchaser under the Warranties or indemnities provided under this Agreement or operate to reduce the amount recoverable.

14.2

No warranties or representations (whether made negligently or innocently), express or implied or tacit whether by law, contract or otherwise and whether they induced the contract or not, which are not set forth in this Agreement shall be binding on the Seller, but excluding, for the avoidance of doubt, any fraudulent or intentional misrepresentation.

14.3	For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement –

14.3.1

the Seller shall not be liable for any forward-looking statements and/or representations, regarding the future financial position, performance or business strategy of the Group. Accordingly, the actual performance of the Company or any Group Company may accordingly differ from forward- looking statements and/or representations made by the Seller; and

14.3.2

the Purchaser shall not be entitled to make any Claim (as described below) against the Seller in respect of and/or in connection with any breach of the Warranties or any other provision of this Agreement, if that Claim would result in the Purchaser being compensated more than once for the same damage or loss. Accordingly, a Claim by the Purchaser arising out of a breach of any one or more Warranties and/or other relevant provision of this Agreement, shall not entitle the Purchaser to make a Claim against the Seller in respect of more than one Warranty or other claim arising from or which is attributable to the same cause of action.

14.4	Notwithstanding the Warranties, representations and indemnifications given by the Seller in this Agreement, no liability shall attach to the Seller in relation to Claims –

14.4.1

to the extent that the underlying applicable facts, matters and/or circumstances which result in any representation and/or any Warranty being incorrect, or which would otherwise have resulted in any indemnifications being triggered, did not arise during the Designated Period, provided that the aforegoing restriction shall not apply to any Claims relating to the Capacity and Authority Warranties and the Title Warranties;

14.4.2

to the extent to which the Purchaser receives payment in full of the put option price or the call option price pursuant to an exercise of the put option or call option provided for in the Option Agreement, and then only if the relevant purchaser under the Option Agreement (being either DNI Retail, JAA, PK Gain, Sabvest Finance and Guarantee Corporation Proprietary Limited or Sabvest Investments Proprietary Limited) does not have a claim against the Purchaser in terms of the Option Agreement which it would not otherwise have had but for a breach of the Warranties given by the Seller in this Agreement;

14.4.3

which are less than R4,700,000 in aggregate, provided that: (i) when such aggregate or individual claims or loss exceed the said amount, the Seller shall, subject to clause 14.4.4 and clause 14.4.5, be liable for the full amount of such claim/s and/or loss and/or liabilities and not only for the amount in excess of the said amount; and (ii) regard shall only be had to individual claims and/or losses which exceed R215,000 per individual claim and/or loss in determining whether the aforementioned R4,700,000 threshold has been reached; (iii) the aforegoing restrictions shall not apply to any Claims relating to the Capacity and Authority Warranties and the Title Warranties;

14.4.4

if the Purchaser has not made a demand for arbitration for recovery of such Claims, within 30 months of the Closing Date, provided that the aforegoing restriction shall not apply to any Claims relating to the Tax Warranties (in which case demand for arbitration must be made within 3 years of the most recent date of assessment (occurring after the Closing Date) of the applicable Group Company to which the Claim relates); or

14.4.5

which in aggregate exceed an amount equal to the Purchase Consideration on the basis that the aggregate amount recoverable from the Seller, exclusive of interest and costs, from whatever cause arising, shall be limited to the Purchase Consideration.

14.5	The aggregate damages that the Purchaser suffers as a result of a Claim shall be reduced (at a maximum, to R0) by the aggregate of –

14.5.1

an amount equal to 7.605,235% of any assessed Tax benefit (including without limitation any reduction in the Taxes due, deductibility of the damages suffered by the Group or the incurral of a capital loss that may be used to reduce capital gains in the future) as and when such Tax benefit accrues to the Group as a direct result thereof;

14.5.2	7.605,235% of any amount actually recovered by the Group from any third party in respect thereof (including, but not limited to any insurer); and

14.5.3	any amount by which the subject matter of the Claims has been or is made good or otherwise compensated for, less any cost thereof to the Seller and/or the Group,

and any amount refunded to the Seller by the Purchaser or any reduction in damages in terms of this clause 14.5 shall be regarded as never having been claimed from the Seller for purposes of clause 14.4.

14.6	Notwithstanding anything to the contrary contained in this Agreement, no liability shall attach to the Seller in respect of any Claim to the extent that –

14.6.1	the Claim is for any indirect, special or consequential damages (including loss of profit) of whatsoever nature suffered by any Group Company and/or the Seller;

14.6.2	the Claim or the events giving rise to the Claim would not have arisen but for an act, omission or transaction of any of the Purchaser's Representatives;

14.6.3	the Claim is based upon a liability which is contingent only, unless and until such contingent liability becomes an actual liability or until the same is finally adjudicated;

14.6.4	allowance, provision or reserve in respect of the matter giving rise to the Claim shall have been made in the Warranted Accounts;

14.6.5

the Claim occurs wholly or partly out of or the amount thereof is increased as a result of any change in law, regulation, guideline, codes of conduct, and the like or in their interpretation or administration by the South African courts, or by any other fiscal, monetary or regulatory authority, whether or not having the force of law, after the Closing Date; and/or

14.6.6	any amount by which the subject matter of the claim has been made good or otherwise compensated for without cost to the Purchaser or the Company.

14.7

Notwithstanding anything to the contrary contained in this Agreement, no liability will arise and no Claim may be made if the matter giving rise to such Claim is remediable, to the reasonable satisfaction of the Purchaser, within the period of 30 days of receipt by the Seller of written notice from the Purchaser requiring the Seller to remedy the matter giving rise to such Claim (or if it is not reasonably possible to remedy the matter giving rise to such Claim within 30 days, within such further period as may be reasonable in the circumstances provided that the Seller furnishes evidence within the period of 30 days, reasonably satisfactory to the Purchaser, that it has taken whatever steps are available to it, to commence remedying the matter giving rise to such Claim).

14.8	Unless it is restricted by law from doing so and/or the Seller is the counterparty of the Purchaser in any such Claim, the Purchaser shall –

14.8.1

within 10 business days inform the Seller in writing of any fact, matter, event or circumstance which comes to its notice whereby it appears that the Seller is or may be liable to make any payment in respect of any Claim;

14.8.2	thereafter keep the Seller informed of all developments in relation thereto;

14.8.3

provide access to the Purchaser's Representatives and give all such information and documentation (no matter how it is recorded or stored) as the Seller shall reasonably request in connection therewith, subject to any such disclosure not breaching any duty of confidentiality on the Purchaser or any Group Company under or in terms of any other agreement or arrangement.

14.9	Nothing in this Agreement shall or shall be deemed to relieve the Purchaser of any common law or other duty to mitigate any loss or damage incurred by it.

14.10

Notwithstanding anything to the contrary contained in this Agreement, the Capacity and Authority Warranties and the Title Warranties shall not be limited or qualified in any respect whatsoever, and no disclosure (regardless of whether a fact or circumstance is Fairly Disclosed) shall be regarded as amending or supplementing the Disclosure Schedule or shall prevent or cure any misrepresentation or breach of a the Capacity and Authority Warranties and the Title Warranties, as the case may be.

15	PROTECTION OF RIGHTS

15.1

This Agreement in no way restricts any rights or remedies which the Purchaser may have against the Seller or any Group Company in terms of any other agreements or arrangements concluded between them in relation to any other subject matter, nor does this Agreement purport, in any way, to limit the liability of the Seller and any Group Company to the Purchaser in terms of the aforesaid agreements or arrangements, generally.

15.2

If the Seller fails to comply with any obligation imposed on it by this Agreement, the Purchaser shall be entitled to effect or attempt to effect such compliance at the expense of the Seller and to recover the costs and expenses of doing so from the Seller on demand.

15.3

The Seller shall not have any claim against the Purchaser arising out of any act or omission on the part of the Purchaser connected with effecting or attempting to effect such compliance or, even if the Purchaser has undertaken to effect such compliance, failing to do so properly or at all.

15.4

The Purchaser's rights in terms of this clause 15 are without prejudice to any other rights it may have and in particular no exercise, attempted exercise or undertaking to exercise the rights in terms of this clause by the Purchaser shall relieve the Seller of any liability or obligation arising out of a failure to comply with the obligation referred to in clause 15.1.

16	CONFIDENTIALITY

16.1

The Parties undertake that during the operation of, and for a period of 2 years after the earlier of the lapsing, expiration, termination or cancellation of, this Agreement or the Closing Date for any reason, they will keep confidential –

16.1.1	any information which any Party ("Disclosing Party") communicates to any other Party ("Recipient") and which is stated to be or by its nature is intended to be confidential;

16.1.2

all other information of the same confidential nature concerning the business of a Disclosing Party which comes to the knowledge of any Recipient whilst it is engaged in negotiating the terms of this Agreement or after its conclusion; and

16.1.3	the terms and conditions of this Agreement.

16.2

If a Recipient is uncertain about whether any information is to be treated as confidential in terms of this clause 16, it shall be obliged to treat it as such until written clearance is obtained from the Disclosing Party.

16.3

Notwithstanding the provisions of clause 16.1, a Recipient shall be entitled to disclose any information to be kept confidential to its auditors, bankers, insurers, professional and other advisors and to any other person if and to the extent only that the disclosure is necessary for the purposes of carrying out its obligations or implementing of enforcing any of its rights in terms of this Agreement.

16.4	The obligation of confidentiality placed on the Parties in terms of this clause 16 shall cease to apply to a Recipient in respect of any information which –

16.4.1	has been independently developed by the Recipient;

16.4.2	is or becomes generally available to the public other than by the negligence or default of the Recipient or by the breach of this Agreement by the Recipient;

16.4.3	the Disclosing Party confirms in writing is disclosed on a non-confidential basis;

16.4.4	has lawfully become known by or come into the possession of the Recipient on a non-confidential basis from a source other than the Disclosing Party having the legal right to disclose same; or

16.4.5

is disclosed pursuant to a requirement or request by operation of law, regulation or court order or any regulatory or supervisory body or any applicable securities exchange, to the extent of compliance with such requirement or request only and not for any other purpose, provided that the onus shall at all times rest on the Recipient to establish that information falls within the exclusions set out in clauses 16.4.1 to 16.4.5.

16.5

In the event that the Recipient is required to disclose confidential information of the Disclosing Party as contemplated in clause 16.4.5, the Recipient will notify the Disclosing Party of the recipient of, and the form and extent of, any such disclosure or announcement as soon as reasonably possible after it is made to the extent possible and permitted by any applicable law.

17	PUBLICITY

No public announcements of any nature whatsoever will be made by or on behalf of a Party relating to this Agreement and the terms and contents thereof without the prior written consent of the other Parties, save for any announcement or other statement required to be made in terms of the provisions of any law or by the rules of any recognised securities exchange, in which event the Party obliged to make such statement will first consult with the other Parties in order to enable the Parties in good faith to attempt to agree the content of such announcement, which (unless agreed) must go no further than is required in terms of such law or rules. This will not apply to a Party wishing to respond to any other Party which has made an announcement of some nature in breach of this clause 17.

18	SUPPORT

Each of the Parties undertakes, and shall procure that its representatives, at all times to do all such things, perform all such actions and take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and/or import of this Agreement.

19	BREACH

19.1

If a Party ("Defaulting Party") commits any breach of this Agreement and fails to remedy such breach within 10 business days ("Notice Period") of written notice requiring the breach to be remedied, then the Party giving the notice ("Aggrieved Party") will be entitled, at its option –

19.1.1

to claim immediate specific performance of any of the Defaulting Party's obligations under this Agreement, with or without claiming damages, whether or not such obligation has fallen due for performance, and to require the Defaulting Party to provide security to the satisfaction of the Aggrieved Party for the Defaulting Party's obligations; or

19.1.2

to cancel this Agreement, with or without claiming damages, in which case written notice of the cancellation shall be given to the Defaulting Party, and the cancellation shall take effect on the giving of the notice. Notwithstanding the aforesaid, none of the Parties shall be entitled to cancel this Agreement unless the breach is a material breach going to the root of the Agreement.

19.2

The Parties agree that any costs awarded will be recoverable on an attorney-and- own-client scale unless the Court specifically determines that such scale shall not apply, in which event the costs will be recoverable in accordance with the High Court tariff, determined on an attorney-and-client scale.

19.3	The Aggrieved Party's remedies in terms of this clause 19 are without prejudice to any other remedies to which the Aggrieved Party may be entitled in law.

19.4

Notwithstanding the aforegoing, after the acquisition of all of the Sale Shares and payment of the Purchase Consideration in full in accordance with this Agreement, none of the Parties will have the right to cancel this Agreement as a result of a breach thereof, and the Parties' only remedies thereafter will be to claim specific performance of all the Defaulting Party's obligations, together with damages, if any.

20	DISPUTE RESOLUTION

20.1

In the event of there being any dispute or difference between all or some of the Parties arising out of this Agreement, the said dispute or difference shall on written demand by any Party be submitted to arbitration in Johannesburg in accordance with the AFSA rules, which arbitration shall be administered by AFSA.

20.2

Should AFSA, as an institution, not be operating at that time or not be accepting requests for arbitration for any reason, then the arbitration shall be conducted in accordance with the AFSA rules for commercial arbitration (as last applied by AFSA) before an arbitrator appointed by agreement between the parties to the dispute or failing agreement within 10 business days of the demand for arbitration, then any party to the dispute shall be entitled to forthwith call upon the chairperson of the Johannesburg Bar Council to nominate the arbitrator, provided that the person so nominated shall be an advocate of not less than 10 years standing as such. The person so nominated shall be the duly appointed arbitrator in respect of the dispute. In the event of the attorneys of the parties to the dispute failing to agree on any matter relating to the administration of the arbitration, such matter shall be referred to and decided by the arbitrator whose decision shall be final and binding on the parties to the dispute.

20.3	Any party to the arbitration may appeal the decision of the arbitrator or arbitrators in terms of the AFSA rules for commercial arbitration.

20.4	Nothing herein contained shall be deemed to prevent or prohibit a party to the arbitration from applying to the appropriate court for urgent relief or for judgment in relation to a liquidated claim.

20.5

Any arbitration in terms of this clause 20 (including any appeal proceedings) shall be conducted in camera and the Parties shall treat as confidential details of the dispute submitted to arbitration, the conduct of the arbitration proceedings and the outcome of the arbitration.

20.6	This clause 20 will continue to be binding on the Parties notwithstanding any termination or cancellation of the Agreement.

20.7

The Parties agree that the written demand by a party to the dispute in terms of clause 20.1, that the dispute or difference be submitted to arbitration, is to be deemed to be a legal process for the purpose of interrupting extinctive prescription in terms of the Prescription Act, 1969.

21	NOTICES AND DOMICILIA

21.1

The Parties select as their respective domicilia citandi et executandi the following physical addresses, and for the purposes of giving or sending any notice provided for or required under this Agreement, the following physical and email addresses –

Name	Physical Address	Email
Purchaser	1 Merchant Place	xxx
	14th Floor	xxx
	Cnr Fredman Drive &	xxx
	Rivonia Road	xxx
	Sandton	xxx
Johannesburg

Marked for the attention of: Head of Transaction Management

Name	Physical Address	Email
Seller	6th Floor	xxx
President Place
Cnr Jan Smuts Ave and Bolton Road
Rosebank
Johannesburg

Marked for the attention of: Chief Financial Officer

Name	Physical Address	Email
Company	23/25 Commerce	xxx

Crescent
Kramerville
Johannesburg

Marked for the attention of: Andrew Dunn

provided that a Party may change its domicilium to any other physical address in South Africa, or its address for the purposes of notices to any other physical or email address, by written notice to the other Parties to that effect. Such change of address will be effective 5 business days after receipt of the notice of the change.

21.2	All notices to be given in terms of this Agreement will be given in writing and will –

21.2.1	be delivered by hand or sent by email;

21.2.2

if delivered by hand during business hours, be presumed to have been received on the date of delivery. Any notice delivered after business hours or on a day which is not a business day will be presumed to have been received on the following business day; and

21.2.3

if sent by email during business hours, be presumed to have been received on the date of successful transmission of the email. Any email sent after business hours or on a day which is not a business day will be presumed to have been received on the following business day.

21.3

Notwithstanding the above, any notice given in writing, and actually received by the Party to whom the notice is addressed, will be deemed to have been properly given and received, notwithstanding that such notice has not been given in accordance with this clause 21.

22	BENEFIT OF THE AGREEMENT

This Agreement will also be for the benefit of and be binding upon the successors in title and permitted assigns of the Parties or any of them.

23	APPLICABLE LAW AND JURISDICTION

23.1	This Agreement will in all respects be governed by and construed under the laws of South Africa.

23.2

Subject to clause 20, the Parties hereby consent and submit to the non-exclusive jurisdiction of the High Court of South Africa, Gauteng Local Division (Johannesburg), in any dispute arising from or in connection with this Agreement.

24	INDEPENDENT ADVICE

Each of the Parties hereby acknowledges and agrees that —

24.1

it has been free to secure independent legal and other professional advice (including financial and taxation advice) as to the nature and effect of all of the provisions of this Agreement and that it has either taken such independent advice or has dispensed with the necessity of doing so; and

24.2	all of the provisions of this Agreement and the restrictions herein contained are fair and reasonable in all the circumstances and are in accordance with the Party's intentions.

25	GENERAL

25.1	Whole Agreement

This Agreement constitutes the whole of the agreement between the Parties relating to the matters dealt with herein and, save to the extent otherwise provided herein, no undertaking, representation, term or condition relating to the subject matter of this Agreement not incorporated in this Agreement shall be binding on any of the Parties.

25.2	Variations to be in Writing

No addition to or variation, deletion, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by the Parties.

25.3	No Indulgences

No latitude, extension of time or other indulgence which may be given or allowed by any Party to the other in respect of the performance of any obligation hereunder, and no delay or forbearance in the enforcement of any right of any Party arising from this Agreement and no single or partial exercise of any right by any Party under this Agreement, shall in any circumstances be construed to be an implied consent or election by that Party or operate as a waiver or a novation of or otherwise affect any of its rights in terms of or arising from this Agreement or estop or preclude it from enforcing at any time and without notice, strict and punctual compliance with each and every provision or term hereof. Failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement will not constitute or be deemed to be a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

25.4	No Waiver or Suspension of Rights

No waiver, suspension or postponement by any Party of any right arising out of or in connection with this Agreement shall be of any force or effect unless in writing and signed by that Party. Any such waiver, suspension or postponement will be effective only in the specific instance and for the purpose given.

25.5	Continuing Effectiveness of Certain Provisions

The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

25.6	No Assignment

Neither this Agreement nor any part, share or interest herein nor any rights or obligations hereunder may be ceded, delegated or assigned by any Party without the prior signed written consent of the others.

26	COSTS

26.1

Subject to clause 26.2, the Seller will bear and pay all the legal costs and expenses of and incidental to the negotiation, drafting, preparation and implementation of this Agreement, including the legal costs and expenses of the Purchaser in connection with the negotiation, drafting, preparation and implementation of this Agreement.

26.2

The Company shall pay securities transfer tax on the transfer of the Sale Shares in terms of the Securities Transfer Tax Act, No. 25 of 2007, which amount shall be recoverable from the Seller (and the Seller hereby agrees and undertakes to pay such amount within 5 business days after written demand therefor).

27	SIGNATURE

27.1	This Agreement is signed by the Parties on the dates and at the places indicated below.

27.2

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts.

27.3	The persons signing this Agreement in a representative capacity warrant their authority to do so.

27.4

The Parties record that it is not required for this Agreement to be valid and enforceable that a Party shall initial the pages of this Agreement and/or have its signature of this Agreement verified by a witness.

[Remainder of page left intentionally blank. Signature pages follow hereafter.]

SIGNED at .................................................................................................. on ............................................................................................ 2019

For and on behalf of
FIRSTRAND BANK LIMITED
(ACTING THROUGH ITS RAND
MERCHANT BANK DIVISION)

/s/ C Welthagen
Signature

C Welthagen
Name of Signatory

Authorised
Designation of Signatory

/s/ Z Manie
Signature

Z Manie
Name of Signatory

Authorised
Designation of Signatory

SIGNED at Rosebank on 3 May 2019

For and on behalf of
NET1 APPLIED TECHNOLOGIES
SOUTH AFRICA PROPRIETARY
LIMITED

/s/ A.M.R. Smith
Signature

A.M.R. Smith
Name of Signatory

Director
Designation of Signatory

SIGNED at Sandton on 3 May 2019

For and on behalf of
DNI-4PL CONTRACTS
PROPRIETARY LIMITED

/s/ Andrew Dunn
Signature

Andrew Dunn
Name of Signatory

Director
Designation of Signatory

Annexure A

Audited Accounts

Annexure B

Signature Date Accounts

Annexure C

Warranties by the Seller

1	INTRODUCTION

1.1

Expressions defined in the sale of shares agreement to which this document is attached as Annexure C ("Agreement") shall bear the same meaning in this Annexure C as that assigned to them in the Agreement.

1.2	To the extent that the Warranties are given on a date which results in the use of any tense being inappropriate, the Warranties set out below shall be read in the appropriate tense.

1.3	The Warranties set out below are given by the Seller on the basis set out in clause 12 of the Agreement.

1.4

All the Warranties given by the Seller in this annexure are given subject to the limitations and qualifications set out in clause 14 of the Agreement (or any other relevant provision of the Agreement).

2	INCORPORATION AND EXISTENCE

2.1	The Company is a company duly incorporated and registered under South African law and has been in continuous existence since incorporation.

2.2	Each Group Company is a private company duly incorporated and registered under South African law and has been in continuous existence since incorporation.

2.3	As far as the Seller is Aware, no steps have been taken in respect of the deregistration of any Group Company in terms of section 82(3) of the Companies Act.

2.4

As at the Signature Date and the Closing Date the Company has an authorised share capital of 1,000 ordinary shares with a par value of R1 each, all ranking pari passu in all respects, and 90,000,000 class A ordinary shares of no par value, all ranking pari passu in all respects.

2.5	As at the Signature Date and the Closing Date, all the Group Companies will be wholly owned subsidiaries, save for the following Group Companies where the issued shares will be held as follows –

2.5.1	the Company holds 55% of all of the shares in Switch Mobile Proprietary Limited (registration number 2000/030913/07);

2.5.2	the Company holds 55% of all of the shares in Mobile Mart Proprietary Limited (registration number 2014/030933/07);

2.5.3	the Company holds 50% of all of the shares in Speckpack Field Services Proprietary Limited (registration number 2014/164903/07);

2.5.4

the Company holds 51.2% of all of the shares in M4Jam Proprietary Limited (registration number 2003/011766/07) , which in turn holds 100% of all of the shares in M4Jam South Africa Proprietary Limited (registration number 2004/013252/07), which in turn holds 100% of all of the shares in M4You Proprietary Limited (registration number 2013/026161/07) and 40% of all of the shares in Fanaka Holdings Proprietary Limited (registration number 2011/110167/07).

2.6	As at the Closing Date the Group Companies have no shares in issue other than ordinary shares.

2.7	All of the issued shares in the Company, as at the Signature Date, are held as follows –

2.7.1	the Seller holds 38,000,000 ordinary "A" shares in the Company, conferring a 38% voting and participation interest in the Company;

2.7.2	PK Gain holds 5,920,000 ordinary "A" shares and 28 ordinary shares in the Company, conferring a 16% voting and participation interest in the Company; and

2.7.3	JAA holds 11,080,000 ordinary "A" shares and 97 ordinary shares in the Company, conferring a 46% voting and participation interest in the Company.

2.8	All of the issued shares in the Company, as at the Closing Date, will be held as follows –

2.8.1	the Purchaser will hold 7,605,235 ordinary "A" shares in the Company, conferring a 7.605,235% voting and participation interest in the Company;

2.8.2	Net1 will hold 30,394,765 ordinary "A" shares in the Company, conferring a 30.394,765% voting and participation interest in the Company;

2.8.3	PK Gain will hold 5,920,000 ordinary "A" shares and 28 ordinary shares in the Company, conferring a 16% voting and participation interest in the Company; and

2.8.4	JAA will hold 11,080,000 ordinary "A" shares and 97 ordinary shares in the Company, conferring a 46% voting and participation interest in the Company.

2.9	Save as provided for above, the Company has no other direct or indirect shareholding in another company.

2.10	The Company has the right, power and authority to conduct its business.

2.11	Each Group Company has the right, power and authority to conduct the businesses conducted by them.

2.12	The entry into this Agreement by the Seller, and the performance by it of its obligations under this Agreement, does not, and will not –

2.12.1	as at the Closing Date, result in any present or future material indebtedness of the Seller becoming due or capable of being declared due and payable prior to its stated maturity; or

2.12.2

contravene, conflict with, or result in a breach or default of, the terms of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any agreement, indenture, mortgage or other instrument of any kind to which it/he is a party, that has not been waived or consented to in writing by that person prior to the Signature Date.

3	SHARES

3.1	The Shares

3.1.1

The Seller is the sole beneficial holder of the Sale Shares and is reflected as the sole registered holder thereof in the securities register of the Company, and no person has any right to obtain an order for the rectification of such register.

3.1.2

The Sale Shares will, following the Closing Date, confer on the Purchaser: (i) 7.605235% of the total voting rights exercisable in the Company (ii) 7.605235% of the rights to any and all distributions by the Company; and (iii) upon the Company's liquidation, 7.605235% of the net assets of the Company.

3.1.3

There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any shares in the Company (including the Sale Shares). As far as the Seller is Aware, no person has claimed to be entitled to an Encumbrance in relation to any of the shares in the Company.

3.1.4

As at the Closing Date, save as contemplated in the agreement headed "Share Sale and Subscription Agreement" entered into between the Company, PK Gain Investment Holdings Proprietary Limited, JAA Holdings Proprietary Limited, the Seller, AJD Holdings Proprietary Limited and Richmark Holdings Proprietary Limited on or about 30 January 2019 ("Share Sale and Subscription Agreement"), the agreement headed "Call Option Agreement" entered into or to be entered into between, amongst others, the Seller and the Company contemporaneously with this Agreement ("Call Option"), the Option Agreement, the Shareholders Agreement or the MOI, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of the Company or any Group Company (including, without limitation, an option or right of pre-emption or conversion), in terms of which such creation, allotment, issue, transfer, redemption or repayment must still occur.

3.1.5

As at the Closing Date, save as contemplated in the Option Agreement, neither the Company nor any Group Company is and will not be under any obligation (whether contingently upon the exercise of any right or otherwise), and no resolution shall have been passed, requiring the Company or any Group Company to increase or to reduce its authorised or issued shares, or to vary any of the rights attaching to any of its shares, or to buyback any of its shares, or to make any payment(s) to its shareholder.

3.1.6

As at the Closing Date, no person (other than the Purchaser in terms of the Option Agreement, JAA and PK Gain in terms of the Share Sale and Subscription Agreement and the Shareholders in terms of the Shareholders Agreement and the MOI) has any right, actual or contingent, (including, inter alia, any option or right of first refusal) to subscribe for any shares or any other Securities in the authorised shares of any Group Company.

3.1.7	No person is entitled to participate in, or to a commission on the dividends or profits of, any Group Company, except as a shareholder.

3.1.8	As at the Closing Date, no Group Company is obliged to cancel any of the shares in its capital or to create or issue any debentures or any derivatives.

3.1.9	The Sale Shares have been validly and lawfully authorised and issued.

3.2	Securities Register

3.2.1

The securities register of the Company contains true and accurate records of the holders of securities from time to time issued by the Company and the Company does not know of any facts or circumstances which may give rise to a rectification of the securities register of the Company.

3.2.2	No person has any right to obtain an order for the rectification of the securities register of any Group Company.

4	NET DEBT / EBITDA

The Group's Net Debt is less than the EBITDA of the Group for the 12 month period ended 28 February 2019, based on the Signature Date Accounts.

5	RECEIVABLES

As at the Closing Date –

5.1	the receivables book will be in the name of the Company or relevant Group Company;

5.2	security relating to the receivables book will be documented to reflect the terms of the security and all such documents are in the possession, or under the control of the Company;

5.3	the provision by the Company for bad or doubtful debt of the Group is adequate;

5.4	the contracts with customers forming part of the receivables book and all documents ancillary thereto will be in the possession, and under the control, of the Company;

5.5	the receivables book has accurately recorded the principle and material terms of these contracts (including the sum outstanding and the payment/repayment dates); and

5.6	all accounts receivable of each Group Company will be fully recovered save to the extent specifically provided against in the Warranted Accounts.

6	RECORDS

Each Group Company complies in all material respects with all record keeping requirements imposed by applicable laws and all such records (including the books, registers, accounts, ledgers and accounting records) of that Group Company –

6.1	are up-to-date in all material respects;

6.2	are in its possession or under its control;

6.3	give and reflect a true and fair view of that Group Company concerned and are not misleading in any material way; and

6.4

are properly completed on a basis consistent with the accounting records of the 3 most recent financial years of the Group Company concerned (unless otherwise stated therein) and in accordance with the Companies Act, IFRS (to the extent applicable) and the law of, and applicable standards, principles and practices generally accepted in South Africa.

7	FINANCIAL STATEMENTS

7.1	No Undisclosed Liabilities

7.1.1

The Group has no liabilities, which would be regarded as material by an auditor, of any kind (including, for the avoidance of doubt, off statement of financial position liabilities) that would have been required to be reflected in, reserved against or otherwise described on the Warranted Accounts or in the notes thereto in accordance with IFRS and were not so reflected, reserved against or described, other than (i) liabilities incurred in the Ordinary Course of Business after 1 March 2019, and (ii) liabilities incurred in connection with the transactions contemplated in the Agreement, other than as reflected and Fairly Disclosed in the Warranted Accounts.

7.1.2	No Shareholder or any related person to any such person has any claims against any Group Company whether on loan account, current account or otherwise.

7.1.3

The Group has paid its creditors which would be regarded as material creditors by an auditor, within the time limits agreed with such creditors save where a creditor's claim is disputed or as may be otherwise indicated and Fairly Disclosed in the Warranted Accounts.

7.1.4

No report has been furnished to any Group Company by its auditor concerning a material irregularity as contemplated in the Auditing Professions Act No. 26 of 2005 (as amended), or any similar predecessor section, or any analogous legislation in a relevant jurisdiction.

7.1.5	Between the Signature Date and the Closing Date, the Group's Business will be operated in the usual way so as to maintain it as a going concern.

7.1.6	The Audited Accounts –

7.1.6.1	comply with the requirements of the Companies Act;

7.1.6.2	have been prepared in accordance with IFRS;

7.1.6.3	fairly present the financial position, operations and results of the Group as at the close of business at the end of the financial period to which they relate;

7.1.6.4	save as noted therein, reflect no change in any of the bases of accounting or accounting principles used in respect of any material item;

7.1.6.5	reflect or disclose all liabilities, actual or contingent, at their full amount;

7.1.6.6

adequately provide for bad and doubtful debts as well as for any and all accrued liabilities including accrued leave pay, accrued holiday pay, pensions, bonuses or other similar payments or liabilities to employees;

7.1.6.7	have been reported on by the auditors of the Group without any qualification other than in respect of post-balance sheet events; and

7.1.6.8	have been approved and signed by the directors of the Company.

7.1.7	All provisions contained or brought to account are adequate and sufficient in respect of the matters to which they relate, including but not limited to foreign exchange commitments.

7.1.8	As at the Signature Date, the financial year end of the Company is June.

7.1.9	The Signature Date Accounts –

7.1.9.1	fairly present the financial position, operations and results of the Group as at the close of business at the end of the financial period to which they relate;

7.1.9.2

save as noted therein, reflect no change in any of the bases of accounting or accounting principles used in the preparation of the Audited Accounts and have been prepared consistent with past practice;

7.1.9.3	reflect or disclose all liabilities, actual or contingent, at their full amount; and

7.1.9.4

adequately provide for bad and doubtful debts as well as for any and all accrued liabilities including accrued leave pay, accrued holiday pay, pensions, bonuses or other similar payments or liabilities to employees.

7.2	Minute Books

As at the Signature Date and the Closing Date, the minute book of each Group Company contain all material resolutions passed by the directors and shareholders thereof, save for resolutions required to give effect to the provisions of this Agreement.

7.3	Specific

7.3.1	Since 1 July 2018 –

7.3.1.1	no Group Company has, other than in the Ordinary Course of its Business –

7.3.1.1.1	acquired or disposed of, or agreed to acquire or dispose of, an asset which an auditor would regard as material; or

7.3.1.1.2	assumed or incurred, or agreed to assume or incur, a liability, obligation or expense (actual or contingent) that an auditor would regard as material;

7.3.1.2

the Group's business has not been materially and adversely affected by the termination of, or a change in the terms of, any licence, an agreement or by the loss of a customer or supplier or by an abnormal factor not affecting similar businesses;

7.3.1.3

the Company has not declared, paid or made a dividend or distribution (including, without limitation, a distribution within the meaning of the Income Tax Act), except as provided for in the Warranted Accounts; and

7.3.1.4	no Group Company has changed its financial year end (other than the change from 28 February to 30 June) or its auditors.

8	TAX

8.1

Each Group Company shall at all times have complied in all material respects with the provisions of the Income Tax Act, the Value-added Tax Act, No. 89 of 1991 ("VAT Act") and all Tax returns (including without limitation employees' tax returns and specifically including all returns and information that relate to reportable arrangements as contemplated in Part B of Chapter 4 (sections 34 to 39 of the Tax Administration Act, No. 28 of 2011 or sections 80M to 80T of the Income Tax Act) and declarations required to be returned shall have been made by it in respect of the 4 financial years immediately preceding the Closing Date and shall have accurately disclosed all information properly required to be disclosed to the Commissioner or other appropriate authorities, and all provisional and other Taxes shall have been paid as at the due date thereof in material compliance with the provisions of the Income Tax Act.

8.2	Each Group Company has paid and discharged when due, all Taxes payable by it from the date of its incorporation to the Closing Date, including any Tax in respect of –

8.2.1	its assets, income or profits;

8.2.2	any transactions concluded by the Group Company concerned;

8.2.3	the declaration and payment of dividends and/or deemed dividends by the Group Company concerned.

8.3

All assessments for Tax raised in respect of the Group where the due date for payment of the Tax arises on or before the Closing Date or which relate to the period prior to the Closing Date or as otherwise provided in the Signature Date Accounts shall have been paid in full by the Closing Date, unless disputed by the Company in good faith.

8.4	In respect of any Tax of the Group which is due for payment after the Closing Date, adequate provision therefor shall have been made in the financial statements of the relevant Group Company.

8.5

Final assessments have been issued for all Tax periods in respect of which the Group Company has submitted Tax returns and the Seller is not Aware of any intention by the Commissioner to re-open any such assessment.

8.6

As far as the Seller is Aware, no Group Company is liable to pay any penalty, late payment penalty, administrative non-compliance penalty, understatement penalty, fine or interest in connection with any Tax.

8.7

As far as the Seller is Aware, no Group Company is party to any transactions in respect of which the Tax authority may lawfully substitute, for purposes of Tax, a different consideration for the actual consideration given or received by the Group.

8.8

The wear and tear, depreciation or capital allowances applied in the past to the Group's fixed or other assets for Tax purposes shall conform in all material respects to, and shall not exceed, those permitted in terms of the Income Tax Act.

8.9

All financing costs incurred to date (including any interest or similar expenses) in relation to any financing entered into by the Group before Closing have been and will be deductible on an accruals basis.

8.10	As far as the Seller is Aware, no facts or circumstances exist which could cause a revenue authority to disallow any existing assessable/accumulated tax losses or the carrying forward of such losses.

8.11	The current and deferred Tax provisions and/or assets that will be included in the Audited Accounts have been properly provided for in accordance with the IFRS.

8.12

Where required, a Group Company has duly registered as a VAT vendor in terms of the VAT Act, has complied in all material respects with all statutory provisions and regulations relating to VAT and has duly paid or provided for all amounts of VAT which have become due and payable or for which that Group Company is liable; and is not operating any special arrangement or scheme relating to VAT nor has it agreed any special method of accounting for VAT.

8.13	Except as otherwise Fairly Disclosed in the Disclosure Schedule, no Group Company has, at any time since the date of its incorporation –

8.13.1	entered into any transaction as contemplated in sections 41 to 47 of the Income Tax Act;

8.13.2	issued any "hybrid equity instrument", as contemplated in section 8E of the Income Tax Act, or any "third-party backed share", as contemplated in section 8EA of the Income Tax Act;

8.13.3	issued any "hybrid debt instrument" as contemplated in section 8F of the Income Tax Act;

8.13.4	incurred "hybrid interest" as contemplated in section 8FA of the Income Tax Act.

8.14	Each Group Company is –

8.14.1	a resident for South African Tax purposes and has not ceased such residence since the date of its incorporation; and

8.14.2	is not treated as resident or liable to Tax in any other jurisdiction for any Tax purpose (including for the purposes of any double taxation agreement); and

8.14.3	not subject to the interest-limitation provisions contained in sections 23M or 23N of the Income Tax Act.

formation transaction', 'share-for-share transaction', 'amalgamation transaction', 'intra-group transaction', 'unbundling transaction' or 'liquidation, winding-up or deregistration transaction' all as contemplated in Part III of the Income Tax Act, or any other transaction which might be so classified.

8.16

As at the Signature Date, there are no material queries, notices, suits, proceedings, investigations or inspections pending against any Group Company by the Commissioner or any Tax authority relating to any claim for any additional Tax or assessment, or any material matters under discussion with the Commissioner or any Tax authority relating to any claim for any Tax or assessment, nor is there any pending Tax objection or appeal by any Group Company.

8.17

As far as the Seller is Aware, the Tax files and records of the Group contain complete, full and accurate details in all material respects of all communications with the Commissioner and Tax advisors, respectively, for the 3 year period prior to the Closing Date.

8.18

As far as the Seller is Aware, to the extent that any Group Company claimed Tax allowances or deductions prior to the Closing Date (including, without limitation, in respect of leasehold improvements) it was, insofar as it was Aware, entitled to do so in accordance with the provisions of the Income Tax Act.

9	BUSINESS OF THE COMPANY

9.1	The sole business of the Company is the Business which the Company conducts as a going concern solely in South Africa.

9.2

No Group Company is bound by any restraint of trade agreement and no Group Company has committed (whether actually or contingently) to entering into any restraint of trade agreement by which it may be so bound.

9.3	The Seller is not Aware of anything which will prevent the Company from carrying on the Business nor any Group Company carrying on its business.

9.4

As far as the Seller is Aware, the Company has not given any express, tacit or implied warranties in respect of products sold by it or services rendered by it other than those given in the normal and ordinary course of conduct of the Business.

9.5

As far as the Seller is Aware, the Group has utilised all import permits issued to it only in respect of the Business and has not used any such import permit for the importation of goods on behalf of anyone else.

10	ASSETS

10.1	Title and Condition

10.1.1	Each asset included in the Signature Date Accounts or acquired by the Group since the Signature Date Accounts (other than stock disposed of in the Ordinary Course of Business or leased assets) is –

10.1.1.1	legally and beneficially owned solely by the Group; and

10.1.1.2	where capable of possession, in the possession or under the control of the Group.

10.1.2

Unless otherwise Fairly Disclosed in the Disclosure Schedule, all the material assets of the Group included in the Signature Date Accounts or acquired by the Group since the Audited Accounts, whether movable, immovable, fixed or of whatever nature or description will be owned by the Group in full, free and unEncumbered ownership, and none of them will be subject to –

10.1.2.1	any credit agreement, credit transaction, instalment sale transaction or leasing transaction;

10.1.2.2

any other credit agreement, instalment sale agreement, hire-purchase or suspensive sale agreement, lease or any like agreement whatever its form, save for motor vehicle leases in the Ordinary Course of Business;

10.1.2.3	any pledge, mortgage bond, lien or notarial bond;

10.1.2.4	any other right in favour of any third person; or

10.1.2.5	any arrangement for the payment of a premium or like consideration to or by the Group for the use of the asset concerned.

10.1.3

As far as the Seller is Aware, no person has or will have any right (including any option or right of first refusal) to acquire or claim delivery, ownership or transfer or the use, occupation, possession or enjoyment of, any of the assets of any Group Company, other than in the Ordinary Course of its Business.

10.1.4	There has been no exercise, purported exercise or claim for any Encumbrance over any of the assets of any Group Company, and there is no dispute directly or indirectly relating to any such assets.

10.1.5	Each Group Company has the legal capacity and power to own its assets and carry on its business as it is presently being conducted.

10.1.6	No Group Company has stopped or suspended payment of a material portion of its debts, or otherwise become unable to pay its debts or otherwise become insolvent in any relevant jurisdiction.

10.1.7	As far as the Seller is Aware, none of the assets of the Group have been revalued during the immediately past 2 financial years.

11	INTELLECTUAL PROPERTY

11.1	Each of the Intellectual Property Rights owned or licensed by the Group and material to the conduct of the Business is –

11.1.1	valid and enforceable and nothing has been done or omitted to be done by any Group Company by which it may cease to be valid and enforceable;

11.1.2	legally and beneficially owned by the Group alone, or legally licensed by the Group; and

11.1.3

as far as the Seller is Aware, not the subject of a claim or opposition from a person (including, without limitation, an employee of the Group) as to title, validity, enforceability, entitlement or otherwise.

11.2

As far as the Seller is Aware, no Group Company has infringed any third party's Intellectual Property Rights or rendered any Group Company liable to an action in respect of the infringement of any Intellectual Property Rights belonging to a third party, provided that the aforesaid Warranty does not apply to instances where any infringement occurs or may have occurred as a result of any Intellectual Property Rights not having been licensed to the Company validly by a licensor purporting to do so. There is and during the 2 years prior to the Signature Date has been, no civil, criminal, arbitration, administrative or other proceeding or dispute in any jurisdiction by or against any Group Company concerning any of the Intellectual Property Rights. The Seller is not Aware of any civil, criminal, arbitration, administrative or other proceeding or dispute concerning any of the Intellectual Property Rights being pending or threatened against it or any Group Company.

11.3

The Group is entitled to use the Intellectual Property Rights and there is nothing prohibiting its use of any Intellectual Property Rights and computer systems or other similar property licensed to the Group and used by the Company at present in connection with or for the Business operations of the Group.

11.4	As far as the Seller is Aware, no person is entitled to an order requiring any Group Company to change the trading style or trading name of any aspect of the Business.

11.5

As far as the Seller is Aware, the Group owns or has the exclusive right to use, modify or copy pursuant to licence, sub-licence, agreement, or permission, all Intellectual Property, free of any Encumbrance, licence, or other restriction except as set out in the Disclosure Schedule, necessary or desirable for the operation of the Business or used by the Group in the Business as conducted on the Closing Date and as proposed to be conducted.

11.6

As far as the Seller is Aware, except as set out in the Disclosure Schedule, no royalties or other considerations are owed in relation to the Business as conducted in the 12-month period preceding the Closing Date and no additional royalties or other considerations are anticipated according to any known business plan or anticipated activity of the Business, including the services it provides.

12	INSURANCE

12.1	Status of the Policies

12.1.1

As far as the Seller is Aware, each of the current insurance and indemnity policies in respect of which the Group has an interest (including any active historic policies which provide cover on a losses occurring basis) ("Policies") is valid and enforceable.

12.1.2	As far as the Seller is Aware, no Group Company has done or omitted to do anything which –

12.1.2.1	makes any of the Policies unenforceable; or

12.1.2.2	prejudices the ability to effect insurance on the same or better terms in the future.

12.1.3	No insurer under any of the Policies has disputed, or given any indication that they intend to dispute, the validity of any of the Policies on any grounds.

12.2	Insurance of Assets

12.2.1	All Policies are and remain in full force and effect.

12.2.2	All Policies are adequate in respect of the assets to which such Policies relate.

12.3	Claims

As far as the Seller is Aware –

12.3.1	no material claims have been made under any Policy (other than claims made in the Ordinary Course of Business);

12.3.2	no claim is outstanding;

12.3.3	there exists no fact or circumstance which will give rise to a material claim under any of the Policies;

12.3.4	no event, act or omission has occurred which requires notification under any of the Policies the failure of which would have a material adverse effect on the Business of the Company;

12.3.5

no insurer under any of the Policies has refused, or given any indication to the Company that it intends to refuse, indemnity in whole or in part in the Ordinary Course of Business in respect of any material claims under the Policies; and

12.3.6

nothing has been done or omitted to be done by the Group, which will entitle the insurers under any of the Policies to refuse indemnity in whole or in part in respect of any material claims under the Policies.

12.4	Premiums

12.4.1	All premiums which are due under the Policies have been paid.

12.4.2

The Seller is not Aware that any Group Company has done anything or omitted to do anything (other than to submit claims in the Ordinary Course of Business of the Company) which will result in a material increase in the premium payable under any of the Policies (excluding annual increases of premiums in the ordinary course).

13	PROPERTY

13.1	Immovable Property

The Group owns no immovable property.

13.2	Leasehold Property used by the Group

13.2.1	The warranties in this clause 13.2 are given only to the extent that a breach thereof would have a material adverse financial effect on the Group as a whole.

13.2.2

No person (including, without limitation, the landlord) may bring the term of any lease agreement to which any Group Company is a party as a lessee to an end before the expiry of the term of the relevant lease agreement by effluxion of time (except by forfeiture).

13.2.3

As far as the Seller is Aware, there is no fact or circumstance which will restrict or terminate the Group's continued and uninterrupted possession or occupation of any of its premises, where such restriction or termination will have a material adverse effect on the Business.

13.2.4	The Group has the right to conduct the Business from the premises from which it trades in the ordinary course thereof.

13.2.5

No Group Company has any obligation to alter, renovate or improve the premises from which it trades, save as otherwise provided in any lease agreement and in such an event such obligation will not have a material adverse effect on the Business.

13.2.6

Rent payable in respect of the Group's premises is not being reviewed and cannot be reviewed before the Closing Date, save for reviews in the ordinary course as provided for in the relevant lease agreements.

13.2.7	No Group Company is in breach of any lease agreement to which it is a party.

14	AGREEMENTS

14.1	Validity of Agreements

14.1.1

As at the Closing Date, the Seller is not Aware of the existence of any fact or circumstance which will invalidate or give rise to a ground for termination, avoidance or repudiation of an agreement or arrangement to which any Group Company is a party which would have a material adverse effect on the Business. As far as the Seller is Aware, no party with whom any Group Company has entered into a material agreement or arrangement has given notice of its intention to terminate, or has sought to repudiate or disclaim, the agreement or arrangement.

14.1.2	No Group Company is in breach of any agreement, arrangement or obligation entered into by any Group Company and which is material to the business of the Group.

14.1.3	As far as the Seller is Aware –

14.1.3.1	no party with whom any Group Company has entered into an agreement, arrangement or obligations which is material to the business of the Group is in breach of the agreement, arrangement or obligation;

14.1.3.2	there exists no fact or circumstance which will give rise to a breach of this type which would have a material adverse effect on the Business; and

14.1.3.3

no fact or circumstance exists which will or is likely to result in any loss being suffered by the Company in respect of any contract or which will or is likely to form the basis of a claim to rectification at the instance of any other person.

14.1.4

No Group Company is party to any agreement of a material nature which has not been entered into (i) on an arms'-length basis; and (ii) on terms which are normal having regard to the nature of its business.

14.1.5	Save as Fairly Disclosed in the Disclosure Schedule, the Group is not bound by any –

14.1.5.1

any contract with the Seller, any company within the Seller's group, any of the Seller's shareholders or any director or officer of the Seller or any person that is related to any of them or that is an inter-related person in regard to any of them (as such terms are defined in the Companies Act);

14.1.5.2	contract in restraint of trade or any management contract in terms of which a party provides management services to the Group, as far as the Seller is Aware; or

14.1.5.3

agreement (or group of related agreements) under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalised lease obligation or under which the Company has imposed a security interest on any of the assets of the Company, as far as the Seller is Aware.

14.2	Effect of Transaction

14.2.1

As far as the Seller is Aware the execution or the performance of this Agreement will not result in any Group Company losing the benefit of a material asset, grant, subsidy, right or privilege which it enjoys at the Signature Date which would have a material adverse effect on the Business.

14.2.2

Neither the execution nor the performance of this Agreement will conflict with, result in a breach of, give rise to an event of default under, require the consent of a person under, enable a person to terminate, or relieve a person from an obligation under any material agreement or arrangement to which any Group Company is a party which would have a material adverse effect on the Business of the Company.

15	EMPLOYEES

15.1	General

15.1.1

Save as Fairly Disclosed in the Disclosure Schedule, the Group owes no amount to a present or former director, other officer or employee of the Group (or his dependant) other than for accrued remuneration or reimbursement of business expenses in the Ordinary Course of Business.

15.1.2

There is no agreement or arrangement between any Group Company and an employee or former employee with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment. The Group has not provided, nor agreed to provide, a gratuitous payment or benefit to a director, officer or employee or to any of their dependants.

15.1.3

The Group has maintained in all material respects up-to-date, full and accurate records regarding the employment of each of its employees (including, without limitation, details of terms of employment, payments of statutory sick pay and statutory maternity pay, income tax and social security contributions, disciplinary and health and safety matters) and termination of employment.

15.1.4

No executive employee of any Group Company, being an employee of the Group and with annual cost to company in excess of R1,000,000 ("Employee"), is entitled to any exceptional benefits in relation to leave privileges, accumulated leave in excess of 30 days, pension or the like, other than provided for by the documented policies of the Group as at the Signature Date (copies of which have been provided, in writing, to the Purchaser prior to the Signature Date).

15.1.5

Save for market-related annual wage and salary increases and salary increases attributable to Employee promotions in the Ordinary Course of Business, between the Signature Date and the Closing Date, no Group Company has in any way improved or undertaken to improve the terms of service of any of the Employees from those which prevailed at the Signature Date.

15.2	Payments to employees and consultants/independent contractors As far as the Seller is Aware –

15.2.1	no material liability has been incurred by the Group, or may be incurred between the Signature Date and the Closing Date –

15.2.1.1

for breach of any contract of employment with any of its employees, or termination of an employment contract with any of its employees, including, without limitation, a severance (whether voluntary or otherwise) payment, protective award and/or compensation for wrongful, unlawful dismissal, unfair dismissal, unfair labour practice, unfair discrimination or any other form of compensation for sex, race or disability discrimination, reinstatement or re-employment and/or failure to comply with an order for the reinstatement or re-employment of an employee or former employee; or

15.2.1.2	whether arising in contract, statute, delict or otherwise, for breach or termination of a consultancy agreement; or

15.2.2

the Group has not made or agreed to make a material payment or provided or agreed to provide a material benefit to a present or former director, other officer or employee of the Group or to any of their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

15.3	Compliance with Law and Disputes

15.3.1	As far as the Seller is Aware, there are no material claims or threatened material claims and/or investigations against the Group relating to –

15.3.1.1	the refusal by the Group to employ any person;

15.3.1.2	the employment by the Group of any person the terms and conditions of the employment relationship between them and/or the termination of such employment; or

15.3.1.3	any workplace related accident, injury, disease or illness suffered by any employee or former employee of the Group.

15.3.2

Save in respect of those disputes Fairly Disclosed in the Disclosure Schedule, no Group Company is a party to any dispute (with a maximum claim against it exceeding R1,000,000) with any employee before any court or tribunal, whether under the Labour Relations Act, the Basic Conditions of Employment Act No. 75 of 1997 (as amended), the Employment Equity Act 55 of 1998, the Occupational Health and Safety Act 85 of 1983, the Compensation for Occupational Injuries and Diseases Act 130 of 1993, the Skills Development Act 97 of 1998, the Skills Development Levies Act 9 of 1999, the common law or otherwise, and the Seller is not Aware of any facts or circumstances that may afford grounds or give rise to any such dispute.

15.3.3

The Seller warrants that all statutory levies and contributions due in respect of any employee of the Group has been paid in all material respects and that it has no material undischarged liability to any government, regulatory authority or similar authority or any other person in respect of employees engaged in the Business.

15.4	Trade Unions

The Group is not involved in, and the Seller is not Aware of a fact or circumstance, or demand from any employee, trade union or association of employees for any alterations to the terms of their employment including demands for increased remuneration which will give rise to, a dispute of any nature whatsoever with a trade union, works council, workplace forum, employee or staff association or other body representing any of its employees.

16	LICENCES AND PERMITS

16.1

Each Group Company is in possession of all Licences as are prescribed by applicable law for the lawful conduct of the business/es carried on by it, and, as far as the Seller is Aware, all such Licences are valid and subsisting and will not terminate or be terminable at the election of any person by virtue of the execution or implementation of this Agreement.

16.2	No Group Company is in breach of any of the terms or conditions of any such Licences which may lead to the suspension, withdrawal or termination of any Licences issued to a Group Company.

16.3	As far as the Seller is Aware –

16.3.1

there are no circumstances, facts or matters that may give rise to all of the above Licences being cancelled or not being renewed in the future or only being renewed subject to the imposition of onerous terms;

16.3.2

there are no outstanding requirements of any relevant authorities with which the Group is required to comply or has been called upon to comply before it may lawfully carry on or continue its Business generally, and the Seller is not Aware of any contravention or breach by the Group of any such material requirements; and

16.3.3	there exists no fact or circumstance which will or may prejudice the renewal of any Licence required by the Group to conduct its Business generally.

16.4

Each action required by the Group for the renewal or extension of each Licence to be issued by relevant authorities in order to enable the Group lawfully to carry on or continue its Business generally, has, as far as the Seller is Aware, been taken.

17	INSOLVENCY AND WINDING UP

No Group Company has taken any action, nor have any proceedings been served on or notified to any Group Company to commence business rescue proceedings in respect of any Group Company or for its winding up or dissolution or for the appointment of a liquidator, business rescue practitioner, curator or similar officer. As far as the Seller is Aware no execution or other similar process which has been commenced or undertaken or threatened in respect of the assets of the Group or in respect of any Group Company, nor is the Seller Aware of any unfulfilled or unsatisfied judgment or court order which is outstanding against the Company. No Group Company shall enter into any arrangement or composition for the benefit of creditors generally.

17.1	Payment of Debts and Acts of Insolvency

17.2

The Group is not unable to pay its debts as they fall due, nor has the Group commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness. No Group Company has committed an act of insolvency as defined in the Insolvency Act, which will have an impact on the Company's or Group's ability to continue its business as a going concern.

17.3

As far as the Seller is Aware, the directors of each Group Company have not, pursuant to section 129(7) of the Companies Act, issued any written notice to the effect that there are reasonable grounds to believe that any Group Company is financially distressed.

17.4	Removal from Register

As far as the Seller is Aware, no steps are pending or threatened against any Group Company for its deregistration in terms of section 82 of the Companies Act.

18	LITIGATION AND COMPLIANCE WITH LAW

18.1	Litigation

18.1.1	Except as otherwise Fairly Disclosed in the Disclosure Schedule –

18.1.1.1

the Group is not involved, as at the Signature Date and as far as the Seller is Aware, will not be involved as at the Closing Date, in a civil, criminal, arbitration, administrative or other proceeding, which has, or will have, a material adverse effect on the Business;

18.1.1.2

no civil, criminal, arbitration, administrative or other proceeding is pending or threatened by or against the Group or any of its directors or officers, which will have a material adverse effect on the Business;

18.1.1.3

as far as the Seller is Aware, no person for whose acts or defaults the Group may be vicariously liable is involved, or has during the 2 years prior to the Signature Date been involved, in a civil, criminal, arbitration, administrative or other proceeding;

18.1.1.4

as far as the Seller is Aware, no civil, criminal, arbitration, administrative or other proceeding pending or threatened by or against a person for whose acts or defaults the Group may be vicariously liable.

18.1.2

As far as the Seller is Aware, there is no material outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency against any Group Company and the Seller is not aware of any outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency against a person for whose acts or defaults any Group Company may be vicariously liable.

18.2	Compliance with Law

The Group has complied in all material respects with all laws and administrative requirements governing its assets and Business where the failure to do so would have a material adverse effect on its Business, and to the extent that the Group has contravened any such laws, administrative requirements or regulations in the past, those contraventions have been remedied in full and the Group has paid all penalties or fines imposed for those contraventions, or has provided therefor in the Warranted Accounts.

18.3	Investigations of a Material Nature

All action formally requested by any regulatory authority has been taken (save where it has been agreed with any regulatory authority that no action need be taken) within any time limit specified and any request for action or activities to be discontinued has been complied with in a timely manner where failure would have a material adverse effect on the Business of the Company.

18.4	Unlawful Payments

The Group has not, nor is the Seller Aware, that any person for whose acts or defaults the Group may be vicariously liable has –

18.4.1	induced a person to enter into an agreement or arrangement with the Group by means of an unlawful payment, contribution, gift or other inducement;

18.4.2	offered or made an unlawful payment, contribution, gift or other inducement to a government official or employee; or

18.4.3	made an unlawful contribution to a political activity.

19	THE ENVIRONMENT

19.1

Each Group Company is aware of all Environmental Laws that apply to it, its assets and the Business in each jurisdiction in which it owns immovable property or in which the Business is conducted, has identified the actual and potential impacts on the Environment of the Business or arising from land that it owns, controls or has the right to use, and monitors those impacts that may cause significant harm to human health or the Environment.

19.2

Any person that performed any task that had the potential to harm human health or the Environment either for, or on behalf of, the Company or the Group, was adequately trained and competent to recognise the risks of that harm occurring, and to take appropriate measures to avoid and minimise such harm and to comply with applicable Environmental Laws.

19.3	The Group is in compliance with any contractual obligations that it has assumed or contractual undertakings that it has given to monitor or remedy its impacts on the Environment.

19.4

The Group has made adequate financial provisions for the remediation of any damage to the Environment and the immovable property utilised in the conduct of the Business or arising from the conduct of the Business.

19.5	No Group Company has received any –

19.5.1

complaint regarding alleged nuisances arising from the immovable property utilised in the conduct of the Business (including any leased premises) or the conduct of the Business, including complaints about odours, noise, dust, smoke or fumes;

19.5.2

notice from any enforcement authority, or other person, concerning any alleged breach of an Environmental Law or requiring measures to be taken to protect the health and well-being of any person, to stop pollution of the Environment, to remedy ecological degradation, or to pay any costs incurred by a public body in doing so; or

19.5.3

notification or threat of legal proceedings (including civil, criminal and administrative proceeding) in respect of, or resulting from, any breach of any Environmental Law and no such proceedings are under way, or are pending against it.

20	CONSTITUTION, REGISTERS AND RETURNS

20.1	Constitution

The Group is operating and has always operated its business in all material respects in accordance with its Memoranda of Incorporation at the relevant time.

20.2	Returns

All material returns, particulars, resolutions and other documents required to be delivered by the Group to the Companies and Intellectual Property Commission or another governmental or other authority or agency have been properly prepared and delivered.

21	MONEY LAUNDERING

Each Group Company has in all material respects complied with any know your customer and money laundering reporting laws and all laws for detecting and identifying money laundering, and detecting, identifying and reporting suspicions of money laundering to the appropriate regulators, in force in South Africa at the relevant time.

22	ANTI-CORRUPTION LAWS

22.1	For the purposes of the Warranties given hereunder –

22.1.1

"Associate" means, in relation to an organisation, a person (including an employee, agent or subsidiary) who performs or has performed services (including within the meaning of section 8 of the UK Bribery Act 2010) for that organisation or on its behalf and in respect of whose actions or inactions the organisation may be liable under Anti-Corruption Laws;

22.1.2	"Designated Party" means any person or organisation –

22.1.2.1

whose name is specified in any list issued pursuant to any resolution or legislation of the United Nations, South Africa, the United Kingdom or the United States relating to the designation of a person or organisation as a terrorist or terrorist organisation or blocking any assets of such person or organisation; or

22.1.2.2	in respect of whom a Party has received notice that all financial transactions involving the assets of such person have been, or are to be, blocked under legal authority; or

22.1.2.3

who is or was convicted, found guilty or against whom a judgment or order was entered in a court of competent jurisdiction in any proceedings for violating bribery, money laundering or terrorist financing laws;

22.1.3

"Government Authority" means any government (or any subdivision thereof, whether federal, central, regional or local) of any country or jurisdiction or any agency, authority, board, bureau, commission, department, judicial or administrative body, regulatory authority, public enterprise or similar body or any court or tribunal or public international organisation; and

22.1.4	"Government Official" means –

22.1.4.1

any official, officer, employee, director, principal, consultant, agent or representative of any government, ministry, body, department, agency, instrumentality or part thereof, or of any public international organisation (including the United Nations, the International Monetary Fund, the International Finance Corporation and the World Bank), any state-owned or state-controlled entity, agency or enterprise, or of any political party;

22.1.4.2	any person acting in an official capacity or exercising a public function for and on behalf of any of the foregoing;

22.1.4.3	any political party or party official or any candidate for political office;

22.1.4.4	a Politically Exposed Person as defined by the Financial Action Task Force or Groupe d'action Financière sur le Blanchiment de Capitaux; and

22.1.4.5	where the UK Bribery Act 2010 applies, includes foreign public officials as defined in sections 6(5) and 6(6) of the UK Bribery Act 2010.

22.2

The Seller acknowledges that failure by the Seller or the Group to comply with applicable Anti-Corruption Laws could cause the Purchaser and its affiliates to be in violation of such Anti-Corruption Laws.

22.3	No Group Company nor any of its/their or its/their Associates' directors, officers, employees, agents or representatives have, in each case in connection with the business of the Group –

22.3.1	breached or contravened any Anti-Corruption Laws or any applicable anti- money laundering law, rule or regulation; or

22.3.2

been the subject of any investigation, inquiry, claim or enforcement proceedings by any Government Authority or any other regulatory authority or enforcement agency or any customer regarding any offence or alleged offence under any applicable Anti-Corruption Laws, and no such investigation, inquiry or proceedings have been threatened or are pending in connection with the business of the Company and there are no matters, facts or circumstances likely to give rise to any such investigation, inquiry or proceedings.

22.4

No bribe or other corrupt payment has ever been made by any Group Company or any of its or its Associates' directors, officers, employees, agents or representatives to any Government Official or any other person during the course of the conduct of the business of each Group Company.

22.5	Books and records were made and kept which accurately and fairly reflect the transactions and dispositions of the assets of the Group.

22.6

Internal accounting controls have been established, maintained and followed by the Group that are and were sufficient to provide reasonable assurance that transactions were executed in accordance with management's general or specific authorisation and were recorded in accordance with generally accepted accounting practice.

22.7

The Group has, in respect of any Anti-Corruption Laws, put in place adequate procedures designed to prevent persons associated with the Group (including its or its Associates' directors, officers, employees, agents or representatives) from undertaking offences relating directly or indirectly to bribery.

22.8

There exists no relationship and there are no agreements or arrangements between, on the one hand, the shareholders of any Group Company or any of its/their Associates, and any Government Official or an Associate of any Government Official on the other, where such relationship, agreement or arrangement may or may reasonably be considered to have an influence on the Company's performance of its obligations thereunder or the performance by the Government Official of his duties.

22.9

No Group Company nor any of its/their or its Associates' directors, officers, employees, agents or representatives is an Associate of a Government Official or of an Associate of any Government Official.

22.10

No Government Official or Designated Party has any indirect ownership or other economic interest in either the Group, the contractual relationship established by this Agreement or the proceeds of this Agreement.

22.11	No Group has, in connection with –

22.11.1	this Agreement or any consideration payable in connection with this Agreement; or

22.11.2	the transactions contemplated by this Agreement; or

22.11.3

any transactions or activities after closing of the transactions contemplated in this Agreement, whether by itself or by instructing or encouraging anyone else, made, promised to make or offered any payment or transfer of value or given, promised to give or offered any bribe, gift, loan, fee, consideration, reward or advantage of any kind, directly or indirectly, to –

22.11.4	any Government Official, Government Authority or political party;

22.11.5	any officer, director, employee, agent or representative of any customer of the Company; or

22.11.6	to any other person or entity,

in each case if such payment or transfer would violate any law.

23	SANCTIONS

23.1	As far as the Seller is Aware, no officer, director or employee of any Group Company is a Sanctions Target or is located, organised or resident in a country or territory that is a Sanctions Target.

23.2

As far as the Seller is Aware, at any time during the 5 years immediately prior to the Signature Date, no Group Company nor any director, officer, agent or employee of any Group Company (in their capacity as such), or any other person acting for or on behalf of the foregoing (individually and collectively), has violated applicable Sanctions Laws.

23.3

As far as the Seller is Aware, at any time during the period of 5 years immediately prior to the Signature Date, no Group Company nor any director, officer, agent or employee of any Group Company (in their capacity as such), or any other person acting for or on behalf of the foregoing (individually and collectively), knowingly engaged in any dealings or transactions with any person, or in any country or territory, that is a Sanctions Target, nor is any Group Company currently engaged in any such activities.

23.4	No Group Company —

23.4.1

is specified in either the Specially Designated Nationals and Blocked Persons List, the Control List, or the List of Sanctions Programs and Country Information administered by OFAC of the US Department of the Treasury, or a list of politically exposed persons issued by OFAC or the US Department of the Treasury, pursuant to, any resolution or directive thereof;

23.4.2

is specified in, or a list issued pursuant to, any resolution or legislation of the United Nations, South Africa, United Kingdom, European Union, United States or any other Sanctions Authority relating to the designation of a person as a terrorist or terrorist organisation or blocking any assets of such person; or

23.4.3	has received notice that all financial transactions involving the assets of such Group Company have been, or are to be, blocked under legal authority.

24	DEALING WITH CLIENTS

All services and products provided by the Group to clients have been provided or organised in all material respects in accordance with the agreements governing such services and products and the Group has been compensated for such services and products in all material respects in accordance with such agreements.

25	GENERAL

As far as the Seller is Aware, it has not withheld any information which the Seller, acting bona fide, believes is material to disclose to the Purchaser in terms of the Agreement or the Option Agreement or any of the transactions contemplated therein.

Annexure D

Disclosure Schedule